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                                                                    Exhibit 99.4


                          SUBSCRIPTION AGENT AGREEMENT

                 This SUBSCRIPTION AGENT AGREEMENT (the "Agreement") is made and entered into as of March 17, 1995, by and between American Maize-Products Company, a Maine corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Subscription Agent"), with reference to the following:

                 A. The Company has filed with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively the "1933 Act"), a Registration Statement on Form S-3, No. 33-57863 (in the form in which it first becomes effective under the 1933 Act, and as it may thereafter be amended, the "Registration Statement"), relating to the proposed distribution by the Company of nontransferable subscription rights (the "Rights") to holders of record ("Rights Holders") of shares of Class B common stock, $.80 par value, of the Company (the "Class B Common Stock") as of the close of business on March 3, 1995 (the "Record Date"), at a rate of .435 Rights for each share of Class B Common Stock held on the Record Date, and the proposed sale of 757,943 newly-issued or treasury shares (the "Underlying Shares") of Class B Common Stock upon the exercise of Rights (collectively, the "Offering").

                 B. Rights Holders will be entitled to subscribe to purchase (the "Offering") one Underlying Share for each whole Right (the "Subscription Privilege") at a per share price (the "Subscription Price") of $40.00, as set forth in the prospectus which forms a part of the Registration Statement (in the form in which the Registration Statement first becomes effective, and as thereafter amended or supplemented by post-effective amendment to the Registration Statement, the "Prospectus").OPi

                 C. The Company wishes the Subscription Agent to act on its behalf in connection with the Offering as set forth herein, and the Subscription Agent is willing so to act.

                 NOW, THEREFORE, the parties hereby agree as follows:

                 SECTION 1. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Subscription Agent to act as agent in accordance with the instructions set forth in this Agreement, and the Subscription Agent hereby accepts such appointment and shall take such actions as may be necessary to effectuate the terms of this Agreement. The Company may from time to time appoint co-subscription agents as it may deem necessary or desirable.

                 SECTION 2.  RIGHT AND ISSUANCE OF SUBSCRIPTION RIGHT
                             CERTIFICATES.

                 (a) Each Subscription Right Certificate shall evidence the Rights of the Rights Holder therein named to purchase shares of Class B Common Stock upon the terms and conditions therein and herein set forth.

                 (b) Upon the written authorization of the Company, signed by any of its duly authorized officers, as to the Record Date, the Subscription Agent shall, from a list of the Rights Holders of Class B Common Stock to be prepared by the Subscription Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Right Certificates in the names of the Rights Holders, setting forth the number of Rights to subscribe for shares of the Class B Common Stock calculated on the basis of .435 Rights for each share of Class B
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Common Stock recorded on the books in the name of each such Rights Holder.  The number of Rights distributed to each Rights Holder shall be rounded up to the nearest whole number. No Subscription Right Certificate may be divided in such a way as to permit the holder of such certificate to receive a greater number of Rights than the number to which such Subscription Right Certificate entitles its holder, except that a registered broker-dealer, commercial bank or trust company, securities depository or participant therein, or nominee therefor (each, a "Qualified Financial Institution") holding shares of Class B Common Stock on the Record Date for more than one beneficial owner may, upon delivery of a duly completed and executed Certification and Request for Additional Rights, substantially in the form attached hereto as Exhibit A, to the Subscription Agent on or before 5:00 p.m., New York time, on April 3, 1995, exchange its Subscription Right Certificate to obtain a Subscription Right Certificate for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a Rights Holder. The Subscription Agent will, upon request, promptly deliver to each person making a request therefor a form of the Certification and Request for Additional Rights referred to in the preceding sentence. No fractional Rights will be issued upon exchange of a Subscription Right Certificate, and any requests to exchange a Subscription Right Certificate that would result in the issuance of fractional Rights will be rejected.

                 (c) Upon the oral or written advice as to the effective date of the Registration Statement, the Subscription Agent shall promptly deliver the Subscription Right Certificates, together with a copy of the Prospectus, Instructions as to the use of the Subscription Right Certificates and any other document as the Company deems necessary or appropriate, to all shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia). No Subscription Right Certificate shall be valid for any purpose unless so executed.


        SECTION 3. MUTILATED, DESTROYED, LOST OR STOLEN SUBSCRIPTION RIGHT CERTIFICATES. Upon receipt by the Company and the Subscription Agent of evidence satisfactory to them of the loss, theft, destruction or mutilation of a Subscription Right Certificate, and, in case of loss, theft or destruction, of indemnity and/or security satisfactory to them, in their sole discretion, and reimbursement to the Company and the Subscription Agent of all expenses incidental thereto, and upon surrender and cancellation of the Subscription Right Certificate, if mutilated, the Subscription Agent will make and deliver a new Subscription Right Certificate of like tenor to the registered Rights Holder in lieu of the Subscription Right Certificate so lost, stolen, destroyed or mutilated. If required by the Company or the Subscription Agent, an indemnity bond must be sufficient in the judgment of each party to protect the Company, the Subscription Agent or any agent thereof from any loss which any of them may suffer if a lost, stolen, destroyed or mutilated Subscription Right Certificate is replaced.

                 SECTION 4. EXERCISE OF RIGHTS; EXERCISE PRICE; TERMINATION TIME; LIMITATIONS.

                 (a) A Rights Holder may exercise Rights held by such Rights Holder by properly completing, signing and delivering the Subscription Right Certificate representing such Rights, with any required signature guarantees, together with payment in full of the Subscription Price for the aggregate number of Underlying Shares subscribed for pursuant to such Rights Holder's exercise of the Subscription Privilege. Subscription Right Certificates and payment of the Subscription Price must be received by the Subscription Agent before 5:00 p.m., New York time, on April 10, 1995, or such later time and date to which the Rights may be extended by the Company at its option (the "Termination Time"), and a Right will not be deemed exercised until the Subscription Agent receives both payment of the Subscription Price and a duly executed Subscription Right Certificate. Notwithstanding the foregoing regarding

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delivery of an executed Subscription Right Certificate to the Subscription
Agent prior to the Termination Time, if prior to such time the Subscription Agent receives a Notice of Guaranteed Delivery, substantially in the form attached hereto as Exhibit B, by facsimile (telecopy) or otherwise from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution") guaranteeing delivery of a properly completed and executed Subscription Right Certificate, then such exercise of the Subscription Privilege shall be regarded as timely, subject, however, to receipt of (i) the duly executed Subscription Right Certificate by the Subscription Agent within five business days after the date of the Notice of Guaranteed Delivery and
(ii) payment in full of the Subscription Price prior to the Termination Time. Once a Rights Holder has exercised a Right, such exercise may not be revoked. The Rights will expire at the Termination Time. The Company may notify the Subscription Agent either orally or in writing of any extension of the Termination Time.

                 (b) Underlying Shares to be issued pursuant to the exercise of Rights are to be registered in the name of the registered holder of the Subscription Right Certificate. Delivery of the stock certificates are to be to the registered holder of the Subscription Right Certificate unless otherwise indicated in the Subscription Right Certificate, in which case, signatures on such Subscription Right Certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15(a)(2) of the Securities Exchange Act of 1934.

                 (c) The Subscription Price will be payable in United States dollars (i) by check, certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of the Subscription Agent, or (ii) by wire transfer of funds to the account of the Subscription Agent, as agent for the Company maintained for such purpose at The Bank of New York, ABA #021000018, for Further Credit to A/C 8900060603, Ref: American Maize-Products Company. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a United States bank, or any postal, telegraphic or express money order, or (iii) receipt of collected funds in the Subscription Agent's account designated above, in payment of the Subscription Price.

                 (d) If a Subscription Right Certificate does not indicate the number of Underlying Shares subscribed for or if the Subscription Price payment forwarded to the Subscription Agent is insufficient to purchase the number of Underlying Shares subscribed for, the Rights Holder will be deemed to have exercised the Subscription Privilege with respect to the maximum number of whole Underlying Shares that may be subscribed for based on the Subscription Price delivered to the Subscription Agent; and to the extent that the payment delivered by such Rights Holder exceeds the aggregate Subscription Price with respect to the Subscription Privilege, the excess amount will be returned to the Rights Holder.

                 (e) The Subscription Agent will deposit promptly in an investment account (the "Investment Account") all funds received by the Subscription Agent in payment of the Subscription Price for Underlying Shares subscribed for pursuant to the Subscription Privilege. The Subscription Agent shall invest the funds in interest-bearing investments, which may include bank certificates of deposit, United States Treasury securities or money-market investments, and pay all interest to the Company after completion of the Offering or, in the event the Offering is terminated, furnish such interest to the Company promptly after subscription funds are returned to Rights Holders. All interest earned on the Investment Account shall inure solely to the benefit of the Company and the Rights Holders shall not be entitled to any such funds. As soon as practicable after the completion of the Offering, the

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Subscription Agent will deliver all proceeds from the Offering to the Company together with any interest thereon.

                 SECTION 5. DELIVERY OF STOCK CERTIFICATES; REFUNDS. As soon as practicable after the valid exercise of Rights (for purposes hereof an exercise will not be treated as valid until such time as the Subscription Agent receives good funds), the Subscription Agent shall send to each exercising shareholder (an "Exercising Shareholder") (or, if shares of any Class B Common Stock on the Record Date are held by The Depository Trust Company, ("DTC") or any other depository or nominee (together with the DTC, "Nominees"), to such Nominee) the share certificates representing the shares of Class B Common Stock acquired pursuant to the Subscription Privilege as well as a copy of the Prospectus, unless a Prospectus was previously delivered to such Exercising Shareholder.

                 SECTION 6. FRACTIONAL RIGHTS AND SHARES. No fractional Rights or cash in lieu thereof will be issued or paid. The number of Rights distributed to each Rights Holder or beneficial owner holding through a Qualified Financial Institution that complies with the procedures set forth in
Section 2(b) above will be rounded up to the next whole number. No more than 757,943 shares of Class B Common Stock will be issued upon the exercise of the Rights. If Rights to purchase in excess of 757,943 shares are exercised, the Company will allocate the 757,943 shares available for purchase to the exercising Rights Holders on a pro rata basis, to the extent practicable. All questions as to the validity and eligibility of any rounding of fractional Rights (including, without limitation, in connection with the surrender by a Qualified Financial Institution of a Subscription Right Certificate, as set forth in Section 2(b) hereof) will be determined by the Company in its sole discretion, and its determination will be final and binding.

                 SECTION 7. FOREIGN AND CERTAIN OTHER SHAREHOLDERS. Subscription Right Certificates will not be mailed to Rights Holders whose registered addresses are outside the United States and Canada or who have an APO or FPO address (collectively, "Foreign Rights Holders"). Subscription Right Certificates evidencing Rights otherwise distributable to Foreign Rights Holders will be delivered to the Subscription Agent, which will hold such Subscription Right Certificates for the account of such Foreign Rights Holders and upon notice from such Foreign Rights Holders will exercise the Rights on their behalf. To so exercise their Rights, Foreign Rights Holders must notify the Subscription Agent not later than 5:00 p.m., New York time, on April 3, 1995. If no such instructions have been received by the Subscription Agent by such time, the Subscription Agent will not exercise such Rights, and such Rights will expire valueless.

                 SECTION 8.  AMENDMENTS AND WAIVERS; TERMINATION.

                 (a) The Company reserves the right to extend the Termination Time, and to amend the terms and conditions of the Offering, whether the amended terms are more or less favorable to Rights Holders.

                 (b) All questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Rights will be determined by the Company, in its sole discretion, and the Company reserves the right to reject any exercise if such exercise is not in accordance with the terms of the Offering or is not in proper form, or if the acceptance thereof or the issuance of Underlying Shares pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any deficiency or irregularity (including, without limitation, any deficiency with respect to time of receipt of a Subscription Right Certificate or the Subscription Price for all Underlying Shares subscribed for pursuant thereto) or to permit a defect or irregularity to be corrected within such time as it may determine. Subscriptions will not be deemed to have been received or accepted until all

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irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of a Subscription Right Certificate or incur any liability for failure to give such notification.

                 (c) The Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer or the Secretary or any other person designated by any of them, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with the instructions of any such officer.

                 SECTION 9. REPORTS. The Subscription Agent will notify the Company and its designated representatives by telephone each business day during the period commencing on March 21, 1995, and ending at the Termination Time, which notice will thereafter be confirmed in writing, of (i) the number of Rights exercised each day, (ii) the number of Underlying Shares subscribed for pursuant to the Subscription Privilege each day and the number of such shares for which payment has been received, (iii) the number of Rights for which a defective Subscription Right Certificate has been received each day,
(iv) the number of requests from Qualified Financial Institutions holding Rights on behalf of more than one beneficial owner of Class B Common Stock to exchange a Subscription Right Certificate or Certificates so as to obtain additional Rights to which such beneficial holders are entitled, as set forth in Section 2(b) above, and the increase in the number of Rights that would result from such exchange and (v) cumulative totals with respect to the information set forth in each of the clauses (i) through (iv) above. At or before 8:00 p.m., New York time, on the date of the Termination Time, the Subscription Agent will certify in writing to the Company the cumulative totals through the Termination Time with respect to the information set forth in clauses (i) through (iv) above. The Subscription Agent will also maintain and update a listing of Rights Holders who have fully or partially exercised their Rights and Rights Holders who have not exercised their Rights. The Subscription Agent will provide the Company and its respective designated representatives with the information compiled pursuant to this Section 9 and any Subscription Right Certificates or other documents or date from which such information is derived, as any of them may request. The Subscription Agent hereby represents and warrants that the information contained in each notification referred to in this Section 9 will be accurate in all material respects.

                 SECTION 10. PAYMENT OF TAXES. The Company will pay when due all document, stamp and other taxes, if any, that may be payable with respect to the issuance or delivery of any Rights or the issuance of any Underlying Shares upon the exercise of Rights; provided, however, that the Company will not be liable for any tax arising out of any transaction that results in, or is deemed to constitute, an exchange of Rights or Underlying Shares or a constructive dividend with respect to the Rights or Underlying Shares. Except as provided above, all transfer and other taxes incurred in connection with the exercise of Rights will be for the account of the transferor of the Rights, and no such taxes will be paid by the Company or the Subscription Agent. If any transfer tax is imposed for any reason other than the issuance of Underlying Shares to a Rights Holder upon exercise of Rights by such Rights Holder, the amount of any such transfer taxes (whether imposed on such Rights Holder or any other person) will be payable by such person and the Subscription Agent will be entitled to refuse to implement such exercise or other requested action unless it is furnished with proof satisfactory to it of the payment of such transfer taxes by such Rights Holder or other person.

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         SECTION 11.  FEES OF THE SUBSCRIPTION AGENT; INDEMNIFICATION.

                 (a) The Company shall pay to the Subscription Agent compensation in the amount of $5,000 plus all reasonable out of pocket expenses incurred by the Subscription Agent in performing its services hereunder.

                 (b) The Company shall indemnify and hold the Subscription Agent harmless against any losses, claims, damages, liabilities, costs and expenses (including reasonable fees and disbursements of legal counsel) which the Subscription Agent may reasonably incur or become subject to arising from or out of any claim or liability resulting from actions taken as Subscription Agent pursuant to this Agreement; provided, however, that indemnity does not extend to, and the Subscription Agent will not be indemnified or held harmless with respect to, such losses, claims, damages, liabilities, costs and expenses incurred or suffered by the Subscription Agent as a result, or arising out of, the Subscription Agent's negligence, misconduct, bad faith or breach of this Agreement or arising out of information provided to the Company by the Subscription Agent. In connection therewith, (i) in no case will the Company be liable with respect to any claim against the Subscription Agent unless the Subscription Agent notifies the Company in writing of the assertion of a claim against it or of any action commenced against it, promptly after the Subscription Agent has notice of any such assertion of a claim or has been served with the summons or other first legal process giving information as to the nature and basis of the claim; (ii) the Company will be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, and if the Company so elects, it will assume the defense of any such suit, in which event the Company will not thereafter be liable for the fees and expenses of any additional counsel that the Subscription Agent may retain, so long as the Company retains counsel reasonably satisfactory to the Subscription Agent, to defend such suit; and (iii) the Subscription Agent agrees not to settle any litigation in connection with any claim or liability with respect to which it may seek indemnification from the Company without the prior written consent of the Company.

                 (c) The Subscription Agent will be protected and will incur no liability for or with respect to any action taken, suffered or omitted by it without negligence and in good faith in connection with its administration of this Agreement in reliance upon any Subscription Right Certificate, instrument of assignment, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper person or persons.

                 SECTION 12. ASSIGNMENT, DELEGATION.

                 (a) Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

                 (b) This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

                 SECTION 13. CONCERNING THE SUBSCRIPTION AGENT. The Subscription Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:





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                 (a)      The Subscription Agent may consult with outside legal
counsel acceptable to the Company (who may be, but is not required to be legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Subscription Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                 (b) Whenever in the performance of its duties under this Agreement the Subscription Agent may deem it reasonably necessary that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Secretary or any Assistant Secretary of the Company and delivered to the Subscription Agent, and such certificate will be full authorization to the Subscription Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                 (c) The Subscription Agent will have no responsibility with respect to the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Subscription Agent).

                 (d) Nothing herein precludes the Subscription Agent from acting in any other capacity for the Company.

                 SECTION 14.  CERTIFICATION OF TAX MATTERS.

                 (a) The Subscription Agent shall comply with the information reporting and backup withholding requirements of the Internal Revenue Code 1986, as amended (the "Code"), including without limitation, where appropriate, on a timely basis, filing with the Internal Revenue Service and furnishing to Rights Holders duly completed Forms 1099B. The Subscription Agent will also collect and duly preserve Forms W-8 and W-9 and other forms or information necessary to comply with the backup withholding requirement of the Code.

                 (b) The Subscription Agent shall withhold from payments made to Rights Holders amounts sufficient to comply with the backup withholding requirements of the Code.

                 SECTION 15. NOTICES TO THE COMPANY AND SUBSCRIPTION AGENT. All notices and other communication provided for or permitted hereunder are to be made by hand delivery, prepaid first class mail, telex or telecopier:



                 (a)      If to the Company:
                          By hand delivery, overnight courier or mail to:


                          American Maize-Products Company
                          250 Harbor Drive
                          Stamford, Connecticut 06902
                          Attention:  Robert M. Stephan, Esq.
                          telecopier: (203) 324-4675





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                          With a copy to:


                          Dewey Ballantine
                          1301 Avenue of the Americas
                          New York, New York 10019
                          Attention:  Morton A. Pierce, Esq.
                          telecopier: (212) 259-6333



                 (b)      If to the Subscription Agent:
                          By mail to:

                          The Bank of New York
                          P.O. Box 11248
                          Church Street Station
                          New York, New York 10286-1248
                          Attention: Tender and Exchange Department telecopier: (212) 815-6213

                          By hand delivery or overnight courier to:

                          The Bank of New York
                          101 Barclay Street
                          Receive & Deliver Window
                          New York, New York 10286
                          Attention: Tender and Exchange Department


                 All such notices and communications will be deemed to have been duly given when delivered by hand, if personally delivered, two business days after being deposited in the mail, postage prepaid, if mailed as aforesaid; when answered back, if telexed; and when receipt is acknowledged, if telecopied.

                 SECTION 16. SUPPLEMENTS AND AMENDMENTS. The Company and the Subscription Agent may from time to time supplement or amend this Agreement without the approval of any Rights Holders.

                 SECTION 17. TERMINATION. This Agreement will terminate at 5:00 p.m., New York time, on the thirtieth day following the Termination Time.

                 SECTION 18. GOVERNING LAW. This Agreement will be deemed to be a contract made under the laws of the State of New York and for all purposes is to be construed in accordance with the internal laws of said State.

                 SECTION 19. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement is to be construed to give to any person or corporation other than the Company, the Subscription Agent and the Rights Holders any legal or equitable right, remedy or claim under this Agreement. This Agreement is for the sole and exclusive benefit of the Company, the Subscription Agent and the Rights Holders.

                 SECTION 20. SEVERABILITY. The parties hereto agree that if any of the provisions contained in this Agreement shall be determined invalid, unlawful or unenforceable





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to any extent, such provisions shall be deemed modified to the extent necessary to render such provisions enforceable. The parties hereto further agree that this Agreement shall be deemed severable, and the invalidity, unlawfulness or enforceability of any term or provision thereof shall not affect the validity, legality or enforceability of this Agreement or of any other term or provision hereof.

                 SECTION 21. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

                 SECTION 22. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not control or affect the meaning or construction of any of the provisions hereof.





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

                 IN WITNESS WHEREOF, each of the parties hereto has caused the Agreement to be duly executed as of the date first above written.

AMERICAN MAIZE-PRODUCTS COMPANY,
a Maine corporation


By: _________________________________________

Title: ______________________________________


THE BANK OF NEW YORK,
a New York banking corporation


By: _________________________________________

Title:________________________________________